UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 29, 2025

TERADYNE, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	001-06462	04-2272148
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Riverpark Drive, North Reading, MA	01864
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 370-2700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.125 per share	TER	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2025, Ujjwal Kumar’s tenure as Teradyne, Inc.’s (the “Company”) President of Teradyne Robotics ended. Mr. Kumar will remain employed with the Company through September 30, 2025 to transition his responsibilities. In order to obtain a release of claims from Mr. Kumar and to receive the benefit of certain restrictive covenants, the Company and Mr. Kumar entered into a separation and release of claims agreement (the “Separation Agreement”), pursuant to which he will receive cash severance in the amount of $1,130,000, which is equal to 12 months of his base salary and bonus paid at targets, in two installments: 50% upon executing the Separation Agreement and allowing the release of claims to become effective and irrevocable and 50% upon the 12-month anniversary of his last day of employment, assuming continued compliance with the restrictive covenants, which include non-compete, non-solicitation and non-disparagement requirements. Mr. Kumar will also receive his pro-rated annual cash bonus for 2025, based on actual performance, which is expected to be paid in early 2026.

The foregoing is a summary of the terms of the Separation Agreement and does not purport to summarize or include all terms relating to the transactions contemplated by the Separation Agreement. The foregoing summary is qualified in its entirety by reference to the full text of the Separation Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERADYNE, INC.

Dated: September 2, 2025	By:	/s/ Ryan E. Driscoll
	Name:	Ryan E. Driscoll
	Title:	V.P., General Counsel and Secretary